Exhibit 99.3
eResearchTechnology, Inc and Subsidiaries
Unaudited Pro Forma Condensed Combined Financial Information
The accompanying unaudited pro forma condensed combined financial statements present the historical financial information of eResearchTechnology, Inc. (“ERT” or the “Company”) as adjusted for the purchase of Research Services Germany 234 GmbH (“RS”), which was formed as a result of a demerger of CareFusion Germany 234 GmbH under German law which effectively divided CareFusion Germany 234 GmbH into RS and another entity. RS is comprised of the research services division of CareFusion Germany 234 GmbH and certain research operations of CareFusion Corporation, using the acquisition method of accounting.
The accompanying unaudited pro forma condensed combined balance sheet presents the historical financial information of ERT as of March 31, 2010, as adjusted for the purchase of RS as if the acquisition had occurred on March 31, 2010.
The accompanying unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2010 and the year ended December 31, 2009, combines the historical financial information of ERT for the three months ended March 31, 2010 and the year ended December 31, 2009 with the historical information of RS for the three months ended March 31, 2010 and the year ended December 31, 2009, respectively, as if the acquisition had occurred on January 1, 2009.
The Company will account for the acquisition using the acquisition method of accounting. As such, the Company will record the assets (including identifiable intangible assets) and liabilities of RS at their estimated fair value as of the date of acquisition. The difference between the purchase price and the estimated fair value of RS net assets and liabilities will result in goodwill.
Because these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values, the actual amounts recorded may differ from the information presented in these unaudited pro forma condensed combined financial statements.
The unaudited pro forma condensed combined financial statements have been prepared by management, based upon the historical financial statements of ERT and RS. The pro forma condensed combined financial statements are for illustrative purpose only and may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. You should not rely on this information as being indicative of future consolidated results after the acquisition. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of ERT which have been previously filed with the Securities and Exchange Commission, and with the historical financial statements of RS as of December 31, 2009 and 2008 and March 31, 2010 and the years ended December 31, 2009 and 2008 and for the three months ended March 31, 2010, included elsewhere in this filing.

eResearchTechnology, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Balance Sheet
March 31, 2010
(In thousands)

	Historical		Pro Forma		Pro Forma
	ERT	RS	Adjustments		Combined
ASSETS
Current Assets:
Cash and cash equivalents	$72,175	$95	$(61,033	) a, b, h	$11,237
Short-term investments	7,065	—	—		7,065
Investment in marketable securities	1,317	—	—		1,317
Accounts receivable, net	15,309	12,347	—		27,656
Inventories, net	—	3,473	704	c	4,177
Prepaid income taxes	2,563	—	—		2,563
Prepaid expenses and other assets	4,569	741	—		5,310
Deferred income taxes	1,547	—	—		1,547

Total current assets	104,545	16,656	(60,329)		60,872
Property and equipment, net	25,096	10,468	—		35,564
Goodwill	34,711	39,905	303	d	74,919
Intangible assets	1,493	17,579	3,506	e	22,578
Other assets	353	417	—		770

Total assets	$166,198	$85,025	$(56,520)		$194,703

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	3,085	2,055	—		5,140
Current portion of long term debt	—	2,018	(2,018	) f	—
Accrued expenses	6,803	3,798	—		10,601
Due to Carefusion	—	—	2,482	g	2,482
Deferred revenues	11,167	—	—		11,167

Total current liabilities	21,055	7,871	464		29,390

Long-term debt	—	—	23,000	h	23,000
Deferred rent	2,299	—	—		2,299
Deferred income taxes and other liabilities	3,525	3,713	(3,231	) i	4,007

Total liabilities	26,879	11,584	20,233		58,696

Stockholders’ Equity:
Common stock `	604	—	—		604
Parent company investment	—	74,371	(74,371	) j	—
Additional paid-in capital	98,048	—	—		98,048
Accumulated other comprehensive income (loss)	(2,368)	(930)	930	j	(2,368)
Retained earnings	122,918	—	(3,312	) b	119,606
Treasury stock	(79,883)	—	—		(79,883)

Total stockholders’ equity	139,319	73,441	(76,753)		136,007

Total liabilities and stockholders’ equity	$166,198	$85,025	$(56,520)		$194,703

See Notes to Unaudited Condensed Combined Pro Forma Financial Statements.

eResearchTechnology, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2009
(In thousands, except per share amounts)

	Historical		Pro Forma		Pro Forma
	ERT	RS	Adjustments		Combined
Net revenues	$93,823	$49,962	$—		$143,785

Cost of revenues	44,293	25,385	14,444	k, l	84,122

Gross margin	49,530	24,577	(14,444)		59,663

Operating expenses:
Selling, general and administrative expenses	27,764	19,301	(8,932	) k, m	38,133
Research and development	3,853	1,606	—		5,459

Total operating expenses	31,617	20,907	(8,932)		43,592

Operating income	17,913	3,670	(5,512)		16,071
Interest (expense)/income and other, net	(435)	(1,101)	(583	) n	(2,119)

Income before income taxes	17,478	2,569	(6,095)		13,952
Income tax provision	6,791	1,295	(2,663	) p	5,423

Net income	$10,687	$1,274	$(3,432)		$8,529

Net income per share:
Basic	$0.22				$0.17
Diluted	$0.22				$0.17

Shares used in computing net income per share:
Basic	49,173				49,173
Diluted	49,468				49,468
See Notes to Unaudited Condensed Combined Pro Forma Financial Statements.

eResearchTechnology, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2010
(In Thousands, except per share amounts)

	Historical		Pro Forma		Pro Forma
	ERT	RS	Adjustments		Combined
Net revenues	$21,868	$16,399	$—		$38,267

Cost of revenues	10,110	8,095	3,302	k, l	21,507

Gross margin	11,758	8,304	(3,302)		16,760

Operating expenses:
Selling, general and administrative expenses	8,153	6,245	(3,823	) k, m, o	10,575
Research and development	858	627	—		1,485

Total operating expenses	9,011	6,872	(3,823)		12,060

Operating income	2,747	1,432	521		4,700
Interest (expense)/income and other, net	100	1,088	(164	) n	1,024

Income before income taxes	2,847	2,520	357		5,724
Income tax provision	1,095	746	362	p	2,203

Net income	$1,752	$1,774	$(5)		$3,521

Net income per share:
Basic	$0.04				$0.07
Diluted	$0.04				$0.07

Shares used in computing net income per share:
Basic	48,675				48,675
Diluted	48,845				48,845
See Notes to Unaudited Condensed Combined Pro Forma Financial Statements.

eResearchTechnology, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
1. Transaction Summary:
On May 28, 2010, eResearchTechnology, Inc. (the “Company” or “ERT”), through its indirect wholly-owned subsidiary Blitz F10-acht-drei-fünf GmbH & Co. KG (“Purchaser”) completed the acquisition of Research Services Germany 234 GmbH (“RS”) pursuant to the Amended Share Purchase Agreement among Purchaser and CareFusion Germany 234 GmbH (“Seller”), an indirect wholly-owned subsidiary of CareFusion Corporation.
RS is a leading provider of respiratory diagnostics services and of diagnostic devices and also offers cardiac safety and ePRO services. The purchase price for the acquisition is $83.2 million, after giving effect to preliminary closing balance sheet adjustments, and remains subject to final closing balance sheet adjustments that ERT does not anticipate will be material. $80.7 million of the purchase price was paid in cash, including a portion of the $23.0 million borrowed on the revolver loan under the Credit Agreement (the “Credit Agreement”) entered into on May 27, 2010 with Citizens Bank of Pennsylvania (“Citizens Bank”). Additional consideration of $2.5 million, resulting from preliminary closing balance sheet adjustments, is payable to CareFusion pending final review. Transaction costs related to the acquisition were $0.7 million for the three months ended March 31, 2010 with an additional approximately $3.3 million incurred subsequent to March 31, 2010. All transaction costs were expensed as incurred.
2. Preliminary Purchase Price Allocation
The purchase consideration of $83.2 million has been allocated to the assets acquired and the liabilities assumed, including identifiable intangible assets, based upon their respective fair values at the date of acquisition. The fair values were determined by management. Such allocations resulted in goodwill of approximately $40.2 million. These allocations are preliminary and are subject to final working capital adjustments. The purchase consideration has been allocated as follows (dollars in thousands):
Purchase Price:

Cash paid	$80,721
Additional consideration for preliminary closing balance sheet adjustments	2,482

Total	$83,203

Allocations:
Fair value of assets acquired
Cash	$95
Accounts receivable	12,347
Inventory	4,177
Other current assets	741
Property and equipment, net	10,468
Goodwill	40,208
Other intangible assets, net	21,085
Other assets	417
Liabilities assumed
Accounts payable	(2,055)
Accrued liabilities	(4,280)

Net assets acquired	$83,203

A summary of the acquired intangible assets and their estimated useful lives is as follows (dollars in thousands):

	Estimated		Estimated
Acquired Intangibles	Fair Value		Useful life
Backlog	$12,518	*	4
Technology	8,248		8
Covenants-not-to-compete	319		4

Total	$21,085

*	The backlog will be amortized over 4 years on an accelerated basis.

3. Pro Forma Adjustments
The following pro forma adjustments have been made in the Unaudited Pro Forma Condensed Combined Balance Sheet:
a.	Adjustment to record $80.7 million cash consideration paid to the Seller

b.	Adjustment to record transaction costs of $3.3 million incurred subsequent to March 31, 2010.

c.	Adjustment to record the fair value step-up related to the finished goods inventory.

d.	Adjustment to eliminate RS’s historical goodwill ($39.9 million) and to record the goodwill, of approximately $40.2 million.

e.	Adjustment to eliminate RS’s historical intangible assets of $17.6 million and to record acquired intangible assets which include backlog, covenant not-to-compete and technology. The fair value of these acquired intangible assets is approximately $21.1 million.

f.	Adjustment to eliminate RS debt due to CareFusion that was not acquired.

g.	Adjustment to record additional purchase consideration due to CareFusion resulting from preliminary closing balance sheet adjustments.

h.	Adjustment to record the $23.0 million borrowed on the revolver loan with Citizens Bank for the acquisition of RS including $9.0 million for additional working capital needs.

i.	Adjustment to eliminate deferred taxes not acquired from RS as the acquisition is an asset purchase for tax purposes.

j.	Adjustment to eliminate RS’s historical equity.
The following pro forma adjustments have been made in the Unaudited Pro Forma Condensed Combined Statements of Operations:
k.	Adjustment to reclassify RS costs such as project and data management and product management expenses from Selling, general and administrative expenses to Cost of revenues to conform the reporting classifications with the classification historically used by ERT. The amounts reclassified were $6.4 million and $1.6 million for the year ended December 31, 2009 and the three months ended March 31, 2010, respectively.

l.	Adjustment to record amortization expense of $8.0 million and $1.7 million for the acquired intangible assets for the year ended December 31, 2009 and for the three months ended March 31, 2010, respectively. Amortization of backlog is based upon forecasted contractual revenue by year.

m.	Adjustment to eliminate RS historical amortization of $2.5 million and $1.5 million for the year ended December 31, 2009 and the three months ended March 31, 2010 respectively.

n.	Adjustment to record the interest expense of $0.3 million and $0.1 million at December 31, 2009 and March 31, 2010 respectively, incurred on the $23.0 million borrowed on the revolver loan from Citizens Bank under the Credit Agreement. Interest accrues on amounts borrowed under the revolver loan at a rate equal to the Lender’s prime rate or LIBOR plus 1.00% to 1.75%. The interest rate at the acquisition date was 1.35375%. Adjustment also reflects the elimination of RS intercompany interest expense of $0.1 million for the year ended December 31, 2009 and $6,000 for the three months ended March 31, 2010 for intercompany debt that RS had with CareFusion and an adjustment for ERT’s foregone interest income (at an average rate of 0.5%) of $0.3 million for the year ended December 31, 2009 and $0.1 million for the three months ended March 31, 2010. An additional adjustment was made to amortize the debt issuance costs of $0.2 million in the amount of $0.1 million for the year ended December 31, 2009 and $17,000 for the three months ended March 31, 2010 over the 36 month life of the revolver loan. A change of 1/8% in the interest rate on the revolver loan would result in a change in annual interest expense of approximately $29,000.

o.	Adjustment to eliminate non-recurring transaction costs related to the acquisition of $0.7 million incurred in the three months ended March 31, 2010.

p.	Adjustment to taxes for the effect of the acquisition. The expected tax rate for ERT is assumed to be at the historical effective rate.